Exhibit 99.1

Armstrong World Industries Reports Second Quarter 2013 Results

Key Highlights

•	Operating income from continuing operations of $67.6 million, down 13% over the 2012 period

•	Adjusted EBITDA from continuing operations of $98 million, down 11% over the 2012 period

•	Management lowers full year 2013 earnings guidance due to timing of wood recovery and weaker European commercial construction activity

•	Management announces LVT manufacturing investment

LANCASTER, Pa., July 29, 2013 — Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceilings, today reported second quarter 2013 results.

Second Quarter Results from continuing operations

(Amounts in millions except per share data)	Three Months Ended June 30,
	2013	2012	Change
Net sales	$706.6	$675.4	4.6%
Operating income	67.6	77.6	(12.9)%
Net income	30.6	42.2	(27.5)%
Diluted earnings per share	$0.51	$0.71	(28.2)%

Consolidated net sales increased approximately $31 million, or 5%, compared to the prior year period. The increase in sales was driven by higher volumes in Wood Flooring and in Building Products across all geographies. On a consolidated level, price and mix were both positive. Sales were also negatively impacted by approximately $10 million due to the sale of the Patriot wood flooring distribution business in the third quarter of 2012.

Despite the increase in sales, operating income and net income both declined due to increases in manufacturing and input costs driven by rising lumber costs, and higher labor costs associated with added crews at several solid wood plants to respond to increased demand.

“Our second quarter consolidated results met our expectations, as sales and adjusted EBITDA were in the middle of our guidance range,” said Matt Espe, CEO. “We continue to make strategic investments in the business to support organic growth and I’m pleased to announce that our Board of Directors has approved an investment that will allow us to domestically manufacture luxury vinyl tile, an important growth category that we currently source overseas.”

Additional (non-GAAP*) Financial Metrics from continuing operations

(Amounts in millions except per share data)	Three Months Ended June 30,
	2013	2012	Change
Adjusted operating income	$71	$86	(17)%
Adjusted net income	37	43	(14)%
Adjusted diluted earnings per share	$0.62	$0.73	(15)%
Free cash flow	$32	$36	(11)%

(Amounts in millions except per share data)	Three Months Ended June 30,
	2013	2012	Change
Adjusted EBITDA
Building Products	$81	$74	9%
Resilient Flooring	27	29	(7)%
Wood Flooring	5	16	(68)%
Unallocated Corporate	(15)	(9)	(59)%

Consolidated Adjusted EBITDA	$98	$110	(11)%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other nonrecurring gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2013, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income and adjusted EBITDA declined by 17% and 11%, respectively, in the second quarter of 2013 when compared to the prior year period. This decline was primarily due to increases in manufacturing and input costs, which were only partially offset by the margin impact from higher volumes. Adjusted net income and earnings per share benefited from a reduction in the adjusted effective tax rate from 40% to 39%. The decrease in free cash flow was due to lower cash earnings and timing of environmental charges related to the closure of the Mobile, AL facility in 2012, which were only partially offset by improvements in working capital and lower capital expenditures and interest expense when compared to the prior year.

Second Quarter Segment Highlights

Building Products

	Three Months Ended June 30,
	2013	2012	Change
Total segment net sales	$316.3	$297.1	6.5%
Operating income	$64.7	$53.5	20.9%

Net sales improved driven by higher volumes across all geographies and aided by positive price and mix performance in the Americas. Operating income improved as result of higher volumes and reduced manufacturing costs due to increases in productivity, despite additional start up costs associated with the China plant opened earlier this year. Results for the second quarter of 2012 were negatively impacted by approximately $4 million of charges associated with the closure of the Mobile, AL facility.

Resilient Flooring

	Three Months Ended June 30,
	2013	2012	Change
Total segment net sales	$252.1	$253.5	(0.6)%
Operating income	$17.7	$21.9	(19.2)%

Net sales declined slightly due to lower price and mix. Volume growth in the Americas was more than offset by lower volumes in Australia. Operating income declined driven by unfavorable manufacturing and input costs as additional start up costs associated with the two China plants more than offset productivity improvements in the Americas. Price was also unfavorable when compared to the prior year.

Wood Flooring

	Three Months Ended June 30,
	2013	2012	Change
Total segment net sales	$138.2	$124.8	10.7%
Operating income	$2.5	$13.8	(81.9)%

Net sales improved driven by strong volume growth, which was aided by favorable price realization from pricing actions taken earlier in the year. The higher volumes were driven by strong demand from independent distributors as gains in new residential construction drove increased demand from builders which negatively impacted mix. Volumes also improved as a result of share gains with independent distributors and in the home center channel from new product introductions. Sales were also negatively impacted by approximately $10 million due to the sale of the Patriot wood flooring distribution business in the third quarter of 2012.

Despite the increase in sales, operating income declined due to increases in manufacturing and input costs driven by rising lumber costs, and higher labor costs as crews were added at several solid wood plants to respond to increased demand.

Corporate

Unallocated corporate expense of $17.3 million increased from $11.6 million in the prior year due to higher foreign and domestic pension expense, increased spending on outside consulting services and higher expense associated with employee benefits when compared to the same period of 2012.

Year to Date Results from continuing operations

(Amounts in millions except per share data)	Six Months Ended June 30,
	2013	2012	Change
Net sales (as reported)	$1,328.9	$1,311.4	1.3%
Operating income (as reported)	114.6	120.3	(4.7)%
Adjusted EBITDA	177	194	(9)%
Free cash flow	(19)	(14)	(37)%

Consolidated net sales increased approximately $18 million, or 1%, compared to the prior year period. The increase in sales was driven by higher volumes in Wood Flooring and positive price and mix. Sales were also negatively impacted by approximately $20 million due to the sale of the Patriot wood flooring distribution business in the third quarter of 2012.

Despite the increase in sales, operating income and adjusted EBITDA both declined due to increases in manufacturing and input costs, higher SG&A expenses and the margin impact from lower volumes. The comparison was also impacted by a $5 million lower pension credit when compared to the same period of 2012 and by approximately $19 million of costs associated with the closure of our Mobile, AL facility in 2012.

The reduction in free cash flow was attributable to lower cash earnings, higher capital expenditures and lower dividends from the WAVE joint venture, which were only partially offset by improvements in working capital when compared to the prior year.

Market Outlook and 2013 Guidance (1)

“We were encouraged to see volume growth in most of our businesses and geographies in the second quarter, including our domestic commercial and residential businesses,” said Tom Mangas, Senior Vice President and CFO. “However, we continue to face manufacturing and lumber inflation headwinds in the wood business and now expect a lower commercial market opportunity in Europe for the remainder of the year. As a result, we are lowering our full year earnings guidance.”

Management continues to expect sales in the $2.7 to $2.8 billion range, but now expects full year adjusted EBITDA to be in the range of $370 to $400 million. 2013 adjusted EPS is expected to be $2.00 to $2.30 per diluted share and free cash flow is anticipated to be between $50 and $100 million.

For the third quarter of 2013, sales are expected to be in the range of $740 to $780 million and adjusted EBITDA to be in the range of $110 to $130 million.

(1)

Sales guidance includes the impact of foreign exchange. Guidance metrics, other than sales, are presented using 2013 budgeted foreign exchange rates. Adjusted EPS guidance for 2013 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 1:00 p.m. Eastern time today, to discuss second quarter results. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward- looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended June 30, 2013 that will be filed with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2012, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.6 billion. As of June 30, 2013, Armstrong operated 34 plants in eight countries and had approximately 8,800 employees worldwide.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrong.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales	$706.6	$675.4	$1,328.9	$1,311.4
Costs of goods sold	542.3	504.8	1,020.1	1,000.8
Selling general and administrative expenses	111.2	107.9	223.9	218.6
Restructuring charges, net	(0.1)	—	(0.1)	0.2
Equity (earnings) from joint venture	(14.4)	(14.9)	(29.6)	(28.5)

Operating income	67.6	77.6	114.6	120.3
Interest expense	11.8	14.4	45.0	25.6
Other non-operating expense	0.7	0.3	0.7	0.3
Other non-operating (income)	(1.4)	(0.7)	(2.7)	(1.5)

Earnings from continuing operations before income taxes	56.5	63.6	71.6	95.9
Income tax expense	25.9	21.4	37.8	34.7

Earnings from continuing operations	$30.6	$42.2	$33.8	$61.2

Net loss from discontinued operations, net of tax benefit of $-, ($0.3), $-, and ($0.6)	—	(0.4)	—	(1.2)
Loss on sale of discontinued business, net of tax benefit of ($0.4), $-, (0.5) and $-	(0.7)	—	(0.9)	—

Net loss from discontinued operations	(0.7)	(0.4)	(0.9)	(1.2)
Net earnings	$29.9	$41.8	$32.9	$60.0

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(8.7)	(8.6)	(14.9)	(3.3)
Derivative gain (loss)	12.2	(2.0)	16.5	(4.3)
Pension and postretirement adjustments	6.0	2.5	14.9	4.9

Total other comprehensive (loss) income	9.5	(8.1)	16.5	(2.7)

Total comprehensive income	$39.4	$33.7	$49.4	$57.3

Earnings per share of common stock, continuing operations
Basic	$0.51	$0.72	$0.57	$1.04
Diluted	$0.51	$0.71	$0.56	$1.03
Loss per share of common stock, discontinued operations
Basic	($0.01)	($0.01)	($0.02)	($0.02)
Diluted	($0.01)	($0.01)	($0.02)	($0.02)
Net earnings per share of common stock:
Basic	$0.50	$0.71	$0.55	$1.02
Diluted	$0.50	$0.70	$0.54	$1.01
Average number of common shares outstanding
Basic	59.3	58.8	59.2	58.7
Diluted	59.9	59.4	59.8	59.3
Dividends declared per common share	$—	$—	$—	$8.55

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales
Building Products	$316.3	$297.1	$609.1	$600.2
Resilient Flooring	252.1	253.5	466.9	480.8
Wood Flooring	138.2	124.8	252.9	230.4

Total net sales	$706.6	$675.4	$1,328.9	$1,311.4

Operating Income (loss)
Building Products	$64.7	$53.5	$124.0	$96.8
Resilient Flooring	17.7	21.9	24.1	32.6
Wood Flooring	2.5	13.8	3.0	16.3
Unallocated Corporate (expense)	(17.3)	(11.6)	(36.5)	(25.4)

Total Operating Income	$67.6	$77.6	$114.6	$120.3

Selected Balance Sheet Information

(amounts in millions)

	(Unaudited) June 30, 2013	December 31, 2012
Assets
Current assets	$1,084.3	$1,019.9
Property, plant and equipment, net	1,036.0	1,005.0
Other noncurrent assets	841.5	829.4

Total assets	$2,961.8	$2,854.3

Liabilities and shareholders’ equity
Current liabilities	$399.8	$384.7
Noncurrent liabilities	1,783.1	1,750.5
Equity	778.9	719.1

Total liabilities and shareholders’ equity	$2,961.8	$2,854.3

Selected Cash Flow Information

(amounts in millions)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Net income	$32.9	$60.0
Other adjustments to reconcile net income to net cash provided by operating activities	60.4	59.7
Changes in operating assets and liabilities, net	(50.1)	(89.7)

Net cash provided by operating activities	43.2	30.0
Net cash (used for) investing activities	(62.5)	(42.6)
Net cash (used for) financing activities	(6.3)	(249.1)
Effect of exchange rate changes on cash and cash equivalents	(6.1)	(1.6)

Net (decrease) in cash and cash equivalents	(31.7)	(263.3)
Cash and cash equivalents, beginning of period	336.4	480.6

Cash and cash equivalents, end of period	$304.7	$217.3

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2013. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUTING OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted EBITDA	$98	$110	$177	$194
D&A/Fx*	(27)	(24)	(52)	(49)

Operating Income, Adjusted	$71	$86	$125	$145
Cost reduction initiatives expenses	3	8	9	19
Impairment	—	—	—	5
Foreign exchange impact	—	—	1	1

Operating Income, Reported	$68	$78	$115	$120

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $26.4 million for the three months ended June 30, 2013, $26.1 million for the three months ended June 30, 2012, $51.8 million for the six months ended June 30, 2013, and $60.3 million for the six months ended June 30, 2012.

BUILDING PRODUCTS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted EBITDA	$81	$74	$154	$145
D&A/Fx	(14)	(12)	(27)	(25)

Operating Income, Adjusted	$67	$62	$127	$120
Cost reduction initiatives expenses	2	8	2	18
Impairment	—	—	—	5
Foreign exchange impact	—	—	1	—

Operating Income, Reported	$65	$54	$124	$97

RESILIENT FLOORING

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted EBITDA	$27	$29	$46	$49
D&A/Fx	(9)	(7)	(15)	(15)

Operating Income, Adjusted	$18	$22	$31	$34
Cost reduction initiatives expenses	1	—	7	1
Foreign exchange impact	—	—	—	1

Operating Income, Reported	$17	$22	$24	$32

WOOD FLOORING

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted EBITDA	$5	$16	$9	$21
D&A/Fx	(2)	(2)	(6)	(5)

Operating Income, Adjusted	$3	$14	$3	$16
Foreign exchange impact	—	—	—	—

Operating Income, Reported	$3	$14	$3	$16

UNALLOCATED CORPORATE

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Adjusted EBITDA	($15)	($9)	($32)	($21)
D&A/Fx	(2)	(3)	(4)	(4)

Operating (Loss), Adjusted	($17)	($12)	($36)	($25)
Foreign exchange impact	—	—	—	—

Operating (Loss), Reported	($17)	($12)	($36)	($25)

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$98		$110		$177		$194
D&A as reported	(26)		(26)		(52)		(60)
Accelerated Deprecation/Fx	(1)		2		—		11

Operating Income, Adjusted	$71		$86		$125		$145
Other non-operating (expense)	(10)		(14)		(43)		(25)

Earnings Before Taxes, Adjusted	61		72		82		120
Adjusted tax (expense) @ 39% for 2013 and 40% for 2012	(24)		(29)		(32)		(48)

Net Earnings, Adjusted	$37	$0.62	$43	$0.73	$50	$0.84	$72	$1.22
Pre-tax adjustment items	(3)		(8)		(10)		(25)
Reversal of adjusted tax expense @ 39% for 2013 and 40% for 2012	24		29		32		48
Ordinary tax	(18)		(21)		(23)		(31)
Unbenefitted foreign losses	(8)		(2)		(15)		(6)
Foreign tax credits	—		2		—		2
Tax adjustment items	(1)		(1)		—		1

Net Earnings, Reported	$31	$0.51	$42	$0.71	$34	$0.56	$61	$1.03

CASH FLOW (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Cash From Operations	$57	$63	$43	$30
Less: net cash (used for) investing	(25)	(27)	(62)	(42)
Add back (subtract) adjustments to reconcile to free cash flow
Restricted Cash	—	—	—	(2)

Free Cash Flow	$32	$36	($19)	($14)

(1)	Cash flow includes cash flows attributable to Cabinets